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Household Finance Corporation
Household Revolving Home Equity Loan Trust 1996-2
Revolving Home Equity Loan Asset Backed
Certificates - Series 1996-2
P & S Agreement Date:                November 1, 1996
Original Settlement Date:           November 26, 1996
Series Number of Class A-1 Certificates:    441919AK3

Original Sale Balance:             $776,373,000



                                                Sum of 1/20/99 - 12/21/99
1999 AGGREGATE PAYMENTS                           Distribution Dates

Distribution Date                                Total 1999 (1)


Class A-1 Interest Distributed                     17,704,526.71

Investor Principal Distribution A-1               150,219,496.75


(1) These amounts represent cash distributions paid by the trust during the 1999 calendar year.
      As such, they do not represent the
economic accrual of interest for tax purposes.


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